U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person

   Robertson            Norman                   W.
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   (Last)               (First)                 (Middle)

   Suite 1800, 140-4th Avenue S.W.
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                        (Street)

   Calgary              Alberta                 T2P 3N3     CANADA
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   (City)               (State)                 (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   September 22, 2000
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3. IRS Identification Number of Reporting Person, if an Entity  (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   Maverick Tube Corporation (MVK)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)
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6. If Amendment, Date of Original (Month/Year)

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7. Individual or Joint/Group Reporting (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More Than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                  2.                               4.
                                  Amount of     3.                 Nature of
                                  Securities    Ownership Form:    Indirect
1.                                Beneficially  Direct (D) or      Beneficial
Title of Security                 Owned         Indirect (I)       Ownership
(Instr. 4)                        (Instr. 4)    Instr.5)           (Instr. 5)
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Common Stock*                       8,060              D
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* Reporting Person holds 8,060 exchangeable shares of a wholly-owned subsidiary of Maverick Tube Corporation, which such shares are immediately exchangeable for 8,060 shares of Common Stock.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
If the form is filed by more than one reporting persons, see Instruction
5(b)(v)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                       3.
                     2.                Title and Amount
                     Date              of Underlying
                     Exercisable and   Derivative                           5.
                     Expiration Date   Securities              4.           Ownership of     6.
1.                   (Month/Day/Year)  (Instr. 4)              Conversion   Derivative       Nature of
Title of             ----------------  -------------------     or Exercise  Security:        Indirect
Derivative           Date     Expira-            Amount        Price of     Direct (D)       Beneficial
Security             Exer-    tion               or Number     Derivative   Indirect (I)     Ownership
(Instr. 4)           cisable  Date     Title     of Shares     Security     (Instr. 5)       (Instr. 5)
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Director Stock Option   (1)   9/22/00    Common    11,700         $10.24        D
(right to buy)                           Stock
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Explanation of Responses:

(1) The option became exercisable in three equal annual installments beginning on May 27, 1999.


By: */s/ Norman W. Robertson                                  9/30/00
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    **Signature of Reporting Person                             Date


* By: /s/ Pamela G. Boone                                     9/30/00
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     Pamela G. Boone, as attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.

                                POWER OF ATTORNEY

         Know all by these presents, that the undersigned hereby constitutes and appoints Pamela G. Boone as the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for the undersigned and in the name, place and stead of the undersigned, in any and all capacities, to: (i) sign any and all Forms 3, 4, and 5 in accordance with
Section 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; (ii) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the Securities and Exchange Commission and any stock exchange or similar authority; and (iii) take any other action of any type whatsoever in connection with the foregoing that, in the opinion of such attorney-in-fact and agent, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact and agent on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact and agent may approve in the discretion of such attorney-in-fact and agent.

         The undersigned hereby further grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all said attorney-in-fact and agent or substitute may lawfully do or cause to be done by virtue hereof. The undersigned acknowledges that the attorney-in-fact and agent, in serving in such capacities at the request of the undersigned, is not assuming, nor is Maverick Tube Corporation (the "Company") assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the attorney-in-fact and agent.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of September, 2000.


                                        /s/ Norman W. Robertson
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